Exhibit 99.1

HYATT REPORTS FIRST QUARTER 2023 RESULTS
Total Fee Revenue Increased 50%; Full Year RevPAR Outlook Raised
CHICAGO (May 4, 2023) - Hyatt Hotels Corporation ("Hyatt" or the "Company") (NYSE: H) today reported first quarter 2023 financial results. Highlights include:
•Net income was $58 million in the first quarter of 2023 compared to net loss of $73 million in the first quarter of 2022. Adjusted net income was $45 million in the first quarter of 2023 compared to Adjusted net loss of $36 million in the first quarter of 2022.
•Diluted EPS was $0.53 in the first quarter of 2023 compared to $(0.67) in the first quarter of 2022. Adjusted Diluted EPS was $0.41 in the first quarter of 2023 compared to $(0.33) in the first quarter of 2022.
•Adjusted EBITDA was $268 million in the first quarter of 2023 compared to $169 million in the first quarter of 2022.
◦Adjusted EBITDA does not include Net Deferrals of $31 million and Net Financed Contracts of $17 million in the first quarter of 2023, and Net Deferrals of $24 million and Net Financed Contracts of $7 million, in the first quarter of 2022.
•Comparable system-wide RevPAR increased 42.9% in the first quarter of 2023 compared to 2022.
•Comparable owned and leased hotels RevPAR increased 52.9% in the first quarter of 2023 compared to 2022. Comparable owned and leased hotels operating margin improved to 25.9% in the first quarter of 2023.
•Comparable All-inclusive Net Package RevPAR increased 33.2% in the first quarter of 2023 compared to 2022.
•Net Rooms Growth was approximately 7.0% in the first quarter of 2023.
•Pipeline of executed management or franchise contracts was approximately 117,000 rooms.
•Share repurchase activity was approximately 1.02 million shares repurchased for $106 million in the first quarter of 2023.
Mark S. Hoplamazian, President and Chief Executive Officer of Hyatt, said, "For the fourth consecutive quarter we posted record results that exceeded our expectations, demonstrating our unique positioning and differentiated model. We raised our full year RevPAR outlook while maintaining our record level pipeline and industry leading net rooms growth. During the quarter, the recovery in Asia Pacific was particularly remarkable with broad improvements across the region. We continue to experience favorable booking trends and our outlook remains optimistic."
Refer to the table on page A-11 of the schedules for a summary of special items impacting Adjusted net income (loss) and Adjusted Diluted earnings (losses) per share for the three months ended March 31, 2023 and March 31, 2022.
Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the non-GAAP reconciliations included in the schedules and the definitions of the non-GAAP measures presented beginning on page A-9.

Operational Update
In the first quarter of 2023, comparable system-wide RevPAR was up 43% compared to the first quarter of 2022, or up 6% compared to the first quarter of 2019 for the same set of comparable properties. In the first quarter of 2023, the RevPAR recovery continued to be powered by average rate growth, up 12% on a constant currency basis, while occupancy improved 1,400 basis points, as compared to the same period in 2022. A record level of total management, franchise, license, and other fees of $231 million were generated in the first quarter of 2023, up 50% compared to the first quarter of 2022.
The ALG all-inclusive portfolio also experienced strong growth. Comparable Net package RevPAR for ALG properties increased 30% in the Americas and increased 36% in Europe in the first quarter of 2023, compared to the same period in 2022. World of Hyatt member contribution accounted for 21% of room nights at ALG properties in the Americas during the quarter.
Segment Results and Highlights

(in millions)	Three Months Ended March 31,
	2023	2022	Change (%)
Owned and leased hotels	$ 74	$ 54	36.9%
Americas management and franchising	119	85	40.2%
ASPAC management and franchising (a)	25	7	264.2%
EAME management and franchising (a)	12	4	256.9%
Apple Leisure Group	79	56	39.9%
Corporate and other	(42)	(38)	(12.2)%
Eliminations	1	1	27.0%
Adjusted EBITDA	$ 268	$ 169	58.6%

	Three Months Ended March 31,
	2023	2022	Change (%)
Net Deferrals	$31	$24	27.4%
Net Financed Contracts	$17	$7	160.5%
(a) Effective January 1, 2023, the Company has changed the strategic and operational oversight for our properties located in the Indian subcontinent. Revenues associated with these properties are now reported in the ASPAC management and franchising segment. The segment changes have been reflected retrospectively for the three months ended March 31, 2022.
•Owned and leased hotels segment: Results were led by continued recovery from group and business travel. Additionally, strong operating performance led to improved margins for the comparable set of properties. Owned and leased hotels Adjusted EBITDA increased $44 million, or 151%, when adjusted for the net impact of transactions, in the first quarter compared to the same period in 2022.
•Americas management and franchising segment: Results were led by sustained strength of leisure travel demand and continued improvement in business travel demand. Additionally, group showed notable momentum. New hotels added to the system since the start of 2019 contributed $18 million in fee revenue in the quarter.
•ASPAC management and franchising segment: Results were led by broad recovery across the region. Greater China saw significant improvement following the easing of travel restrictions with Mainland China RevPAR exceeding 2019 levels by 10% during the quarter.
•EAME management and franchising segment: Results were led by Western Europe which benefited from strong international inbound demand and favorable results in the Middle East.
•Apple Leisure Group segment: Results were led by sustained strength of leisure travel demand, favorable pricing, and elevated airlift for key Americas destinations.
Openings and Development
During the first quarter, 28 new hotels (or 5,128 rooms) joined Hyatt's system, inclusive of 12 hotels (or 1,893 rooms) from the acquisition of Dream Hotel Group. Notable openings in the quarter included Andaz Mexico City Condesa, Andaz Pattaya Jomtien Beach, Hyatt Regency London Albert Embankment, and FirstName Bordeaux, a JdV by Hyatt hotel.
As of March 31, 2023, the Company had a pipeline of executed management or franchise contracts for approximately 580 hotels (approximately 117,000 rooms).

Transactions and Capital Strategy
As previously disclosed, on February 2, 2023, the Company completed the acquisition of Dream Hotel Group and paid cash of $125 million. The terms of the agreement provide for up to an additional $175 million of contingent consideration through 2028 based on certain milestones associated with signed management contracts for future hotel openings.
The Company is currently marketing two assets for sale and intends to successfully execute plans to realize $2.0 billion of gross proceeds from the sale of real estate, net of acquisitions, by the end of 2024 as part of its expanded asset-disposition commitment announced in August 2021. As of March 31, 2023, the Company has realized $721 million of proceeds from the net disposition of real estate as part of this commitment.
Balance Sheet and Liquidity
As of March 31, 2023, the Company reported the following:
•Total debt of $3,102 million.
•Pro rata share of unconsolidated hospitality venture debt of $534 million, substantially all of which is non-recourse to Hyatt and a portion of which Hyatt guarantees pursuant to separate agreements.
•Total liquidity of approximately $2.5 billion with $1,051 million of cash and cash equivalents and short-term investments, and borrowing availability of $1,496 million under Hyatt's revolving credit facility, net of letters of credit outstanding.
During the first quarter, the Company repurchased a total of 1,018,931 Class A common shares for approximately $106 million. The Company ended the first quarter with 46,844,698 Class A and 58,917,749 Class B shares issued and outstanding. From April 1 through April 30, 2023, the Company repurchased 73,368 shares of Class A common stock for an aggregate purchase price of approximately $8 million. Through the first four months of the year, the Company has repurchased a total of 1,092,299 Class A common shares for approximately $114 million. As of April 30, 2023, the Company had approximately $445 million remaining under its share repurchase authorization.
2023 Outlook
The Company is providing the following guidance for full year 2023:

Full Year 2023 vs. 2022
System-Wide RevPAR[1]	12% to 16%
Full Year 2023 vs. 2022
Net Rooms Growth	Approx. 6.0%

(in millions)	Full Year 2023
Capital Expenditures	Approx. $200
Total Adjusted SG&A2	$480 - $490
One-Time Integration Costs[3]	Approx. $15

1 RevPAR is based on constant currency whereby previous periods are translated based on the current period exchange rate. RevPAR percentage for 2023 vs. 2022 is based on comparable hotels.
2 Refer to the table on page A-13 of the schedules for a reconciliation of estimated selling, general, and administrative expenses to Adjusted selling, general, and administrative expenses.
3 One-time integration costs are related to acquisition activity and are included within Adjusted selling, general, and administrative expenses.
No disposition or acquisition activity beyond what has been completed as of the date of this release has been included in the 2023 Outlook. The Company's 2023 Outlook is based on a number of assumptions that are subject to change and many of which are outside the control of the Company. If actual results vary from these assumptions, the Company's expectations may change. There can be no assurance that Hyatt will achieve these results.

Conference Call Information
The Company will hold an investor conference call this morning, May 4, 2023, at 8:00 a.m. CT.
Participants are encouraged to listen to a simultaneous webcast of the conference call, which may be accessed through the Company’s website at investors.hyatt.com. Alternatively, participants may access the live call by dialing: 888-412-4131 (U.S. Toll-Free) or 646-960-0134 (International Toll Number) using conference ID# 9019679 approximately 15 minutes prior to the scheduled start time.
A replay of the call will be available for one week beginning on Thursday, May 4, 2023 at 11:00 a.m. CT by dialing: 800-770-2030 (U.S. Toll-Free) or 647-362-9199 (International Toll Number) using conference ID# 9019679. An archive of the webcast will be available on the Company’s website for 90 days.
Investor Contact
Noah Hoppe, 312.780.5991, noah.hoppe@hyatt.com
Media Contact
Franziska Weber, 312.780.6106, franziska.weber@hyatt.com
Forward-Looking Statements
Forward-Looking Statements in this press release, which are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements about our plans, strategies, outlook, occupancy, the amount by which the Company intends to reduce its real estate asset base, the expected amount of gross proceeds from the sale of such assets, and the anticipated timeframe for such asset dispositions, the number of properties we expect to open in the future, booking trends, RevPAR trends, our expected Adjusted SG&A expense, our expected capital expenditures, our expected net rooms growth, our expected system-wide RevPAR, our expected one-time integration costs, financial performance, prospects or future events and involve known and unknown risks that are difficult to predict. As a result, our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as "may," "could," "expect," "intend," "plan," "seek," "anticipate," "believe," "estimate," "predict," "potential," "continue," "likely," "will," "would" and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the rate and the pace of economic recovery following economic downturns; global supply chain constraints and interruptions, rising costs of construction-related labor and materials, and increases in costs due to inflation or other factors that may not be fully offset by increases in revenues in our business; risks affecting the luxury, resort, and all-inclusive lodging segments; levels of spending in business, leisure, and group segments, as well as consumer confidence; declines in occupancy and average daily rate; limited visibility with respect to future bookings; loss of key personnel; domestic and international political and geo-political conditions, including political or civil unrest or changes in trade policy; hostilities, or fear of hostilities, including future terrorist attacks, that affect travel; travel-related accidents; natural or man-made disasters, weather and climate-related events, such as earthquakes, tsunamis, tornadoes, hurricanes, droughts, floods, wildfires, oil spills, nuclear incidents, and global outbreaks of pandemics or contagious diseases, or fear of such outbreaks; the pace and consistency of recovery following the COVID-19 pandemic and the long-term effects of the pandemic, additional resurgence, or COVID-19 variants, including with respect to global and regional economic activity, travel limitations or bans, the demand for travel, transient and group business, and levels of consumer confidence; the ability of third-party owners, franchisees, or hospitality venture partners to successfully navigate the impacts of the COVID-19 pandemic, any additional resurgence, or COVID-19 variants or other pandemics, epidemics or other health crises; our ability to successfully achieve certain levels of operating profits at hotels that have performance tests or guarantees in favor of our third-party owners; the impact of hotel renovations and redevelopments; risks associated with our capital allocation plans, share repurchase program, and dividend payments, including a reduction in, or elimination or suspension of, repurchase activity or dividend payments; the seasonal and cyclical nature of the real estate and hospitality businesses; changes in distribution arrangements, such as through internet travel intermediaries; changes in the tastes and preferences of our customers; relationships with colleagues and labor unions and changes in labor laws; the financial condition of, and our relationships with, third-party property owners, franchisees, and hospitality venture partners; the possible inability of third-party owners, franchisees, or development partners to access the capital necessary to fund current operations or implement our plans for growth; risks associated with potential acquisitions and dispositions and our ability to successfully integrate completed acquisitions with existing operations, including with respect to our acquisition of Apple Leisure Group and Dream Hotel Group and the successful integration of each business; failure to successfully complete proposed transactions (including the failure to satisfy closing conditions or obtain required approvals); our ability to successfully execute on our strategy to expand our management and franchising business while at the same time reducing our real estate asset base within targeted timeframes and at expected values; declines in the value of our real estate assets; unforeseen terminations of our management or franchise agreements; changes in federal, state, local, or foreign tax law; increases in interest rates, wages, and other operating costs; foreign exchange rate fluctuations or currency restructurings; risks associated with the introduction of new brand concepts, including lack of acceptance of new brands or innovation; general volatility of the capital markets and our ability to access such markets; changes in the competitive environment in our industry, including as a result of the COVID-19 pandemic, industry consolidation, and the markets where we operate; our ability to successfully grow the World of Hyatt loyalty program and Unlimited Vacation Club paid membership program; cyber incidents and information technology failures; outcomes of legal or administrative proceedings; violations of regulations or laws related to our franchising business and licensing businesses and our international operations; and other risks discussed in the Company's filings with the SEC, including our annual report on Form 10-K, which filings are available from the SEC. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above. We caution you not to place undue reliance on any forward-looking statements, which are made only as of the date of this press release. We do not undertake or assume any obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable law. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

Non-GAAP Financial Measures
The Company refers to certain financial measures that are not recognized under U.S. generally accepted accounting principles (GAAP) in this press release, including: Adjusted Net Income (Loss); Adjusted Diluted EPS; Adjusted EBITDA; Adjusted EBITDA Margin; and Adjusted SG&A Expenses. See the schedules to this earnings release, including the "Definitions" section, for additional information and reconciliations of such non-GAAP financial measures.
Availability of Information on Hyatt's Website and Social Media Channels
Investors and others should note that Hyatt routinely announces material information to investors and the marketplace using U.S. Securities and Exchange Commission (SEC) filings, press releases, public conference calls, webcasts and the Hyatt Investor Relations website. The Company uses these channels as well as social media channels (e.g., the Hyatt Facebook account (facebook.com/hyatt); the Hyatt Instagram account (instagram.com/hyatt/); the Hyatt Twitter account (twitter.com/hyatt); the Hyatt LinkedIn account (linkedin.com/company/hyatt/); and the Hyatt YouTube account (youtube.com/user/hyatt)) as a means of disclosing information about the Company's business to our guests, customers, colleagues, investors, and the public. While not all of the information that the Company posts to the Hyatt Investor Relations website or on the Company's social media channels is of a material nature, some information could be deemed to be material. Accordingly, the Company encourages investors, the media, and others interested in Hyatt to review the information that it shares at the Investor Relations link located at the bottom of the page on hyatt.com and on the Company's social media channels. Users may automatically receive email alerts and other information about the Company when enrolling an email address by visiting "Email Alerts" in the "Investor Resources" section of Hyatt's website at investors.hyatt.com. The contents of these websites are not incorporated by reference into this press release or any report or document Hyatt files with the SEC, and any references to the websites are intended to be inactive textual references only.
About Hyatt Hotels Corporation
Hyatt Hotels Corporation, headquartered in Chicago, is a leading global hospitality company guided by its purpose – to care for people so they can be their best. As of March 31, 2023, the Company’s portfolio included more than 1,250 hotels and all-inclusive properties in 75 countries across six continents. The Company's offering includes brands in the Timeless Collection, including Park Hyatt®, Grand Hyatt®, Hyatt Regency®, Hyatt®, Hyatt Residence Club®, Hyatt Place®, Hyatt House®, Hyatt Studios, and UrCove; the Boundless Collection, including Miraval®, Alila®, Andaz®, Thompson Hotels®, Dream® Hotels, Hyatt Centric®, and Caption by Hyatt®; the Independent Collection, including The Unbound Collection by Hyatt®, Destination by Hyatt®, and JdV by Hyatt®; and the Inclusive Collection, including Hyatt Ziva®, Hyatt Zilara®, Zoëtry® Wellness & Spa Resorts, Secrets® Resorts & Spas, Breathless Resorts & Spas®, Dreams® Resorts & Spas, Hyatt Vivid Hotels & Resorts, Alua Hotels & Resorts®, and Sunscape® Resorts & Spas. Subsidiaries of the Company operate the World of Hyatt® loyalty program, ALG Vacations®, Unlimited Vacation Club®, Amstar DMC destination management services, and Trisept Solutions® technology services. For more information, please visit www.hyatt.com.

Hyatt Hotels Corporation
Table of Contents
Financial Information
(unaudited)

Percentages on the following schedules may not recompute due to rounding. Not meaningful percentage changes are presented as "NM".

Hyatt Hotels Corporation
Condensed Consolidated Statements of Income (Loss)
(unaudited)

(in millions, except per share amounts)	Three Months Ended March 31,
	2023	2022
REVENUES
Owned and leased hotels	$314	$271
Management, franchise, license, and other fees	231	154
Contra revenue	(10)	(9)
Net management, franchise, license, and other fees	221	145
Distribution and destination management	328	246
Other revenues	88	77
Revenues for the reimbursement of costs incurred on behalf of managed and franchised properties	729	540
Total revenues	1,680	1,279
DIRECT AND SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES
Owned and leased hotels	240	210
Distribution and destination management	258	194
Depreciation and amortization	98	119
Other direct costs	98	67
Selling, general, and administrative	161	111
Costs incurred on behalf of managed and franchised properties	749	556
Direct and selling, general, and administrative expenses	1,604	1,257
Net gains (losses) and interest income from marketable securities held to fund rabbi trusts	18	(31)
Equity earnings (losses) from unconsolidated hospitality ventures	(2)	(9)
Interest expense	(33)	(40)
Asset impairments	(2)	(3)
Other income (loss), net	48	(10)
INCOME (LOSS) BEFORE INCOME TAXES	105	(71)
PROVISION FOR INCOME TAXES	(47)	(2)
NET INCOME (LOSS)	58	(73)
NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTERESTS	—	—
NET INCOME (LOSS) ATTRIBUTABLE TO HYATT HOTELS CORPORATION	$58	$(73)

EARNINGS (LOSSES) PER SHARE Basic
Net income (loss)	$0.55	$(0.67)
Net income (loss) attributable to Hyatt Hotels Corporation	$0.55	$(0.67)
EARNINGS (LOSSES) PER SHARE Diluted
Net income (loss)	$0.53	$(0.67)
Net income (loss) attributable to Hyatt Hotels Corporation	$0.53	$(0.67)

Basic share counts	106.4	110.2
Diluted share counts	108.9	110.2

Hyatt Hotels Corporation
Segment Financial Summary

(in millions)	Three Months Ended March 31,
	2023	2022	Change (%)	Change Constant $ (%)

Adjusted revenues
Owned and leased hotels	$322	$277	16.1%	16.6%
Americas management and franchising	174	133	30.5%	30.3%
ASPAC management and franchising (a)	38	16	133.1%	146.8%
EAME management and franchising (a)	19	13	47.2%	50.2%
Apple Leisure Group	408	310	31.8%	31.1%
Corporate and other	22	14	63.2%	63.2%
Eliminations (b)	(22)	(15)	(41.2)%	(41.5)%
Adjusted revenues	$961	$748	28.6%	28.7%

Adjusted EBITDA
Owned and leased hotels	$60	$48	25.9%	25.5%
Pro rata share of unconsolidated hospitality ventures	14	6	122.7%	117.9%
Total owned and leased hotels	74	54	36.9%	36.3%
Americas management and franchising	119	85	40.2%	39.8%
ASPAC management and franchising (a)	25	7	264.2%	294.2%
EAME management and franchising (a)	12	4	256.9%	282.0%
Apple Leisure Group	79	56	39.9%	35.6%
Corporate and other	(42)	(38)	(12.2)%	(12.4)%
Eliminations	1	1	27.0%	27.0%
Adjusted EBITDA	$268	$169	58.6%	57.1%

	Three Months Ended March 31,
	2023	2022	Change (%)

NET DEFERRAL ACTIVITY
Increase in deferred revenue	$58	$49	17.5%
Increase in deferred costs	(27)	(25)	(7.6)%
Net Deferrals	$31	$24	27.4%

Increase in Net Financed Contracts	$17	$7	160.5%

(a) Effective January 1, 2023, the Company has changed the strategic and operational oversight for our properties located in the Indian subcontinent. Revenues associated with these properties are now reported in the ASPAC management and franchising segment. The segment changes have been reflected retrospectively for the three months ended March 31, 2022.
(b) These intersegment eliminations represent management fee revenues and expenses related to our owned and leased hotels and promotional award redemption revenues and expenses related to our co-branded credit card program at our owned and leased hotels.

Hyatt Hotels Corporation
Hotel Chain Statistics
Comparable Hotels by Segment

(in constant $)	Three Months Ended March 31,
	RevPAR		Occupancy		ADR
	2023	vs. 2022	2023	vs. 2022	2023	vs. 2022

System-wide hotels (a)	$130.54	42.9%	64.5%	14.1% pts	$202.29	11.6%
Americas management and franchising	$137.88	31.1%	64.9%	10.4% pts	$212.52	10.1%
ASPAC management and franchising (b)	$108.44	104.9%	64.4%	24.3% pts	$168.51	27.8%
EAME management and franchising (b)	$135.22	47.4%	62.5%	15.0% pts	$216.36	12.0%

Owned and leased hotels (c)	$192.40	52.9%	69.2%	18.9% pts	$278.17	11.1%

	Net Package RevPAR		Occupancy		Net Package ADR
	2023	vs. 2022	2023	vs. 2022	2023	vs. 2022
Apple Leisure Group (d)	$261.08	29.2%	77.7%	10.6% pts	$335.97	11.5%

(a) System-wide hotels figures include managed and franchised and owned and leased hotels and do not include all-inclusive properties.
(b) Effective January 1, 2023, the Company has changed the strategic and operational oversight for our properties located in the Indian subcontinent. Revenues associated with these properties are now reported in the ASPAC management and franchising segment. The segment changes have been reflected retrospectively for the three months ended March 31, 2022.
(c) Owned and leased hotels figures do not include unconsolidated hospitality ventures and do not include all-inclusive properties.
(d) Apple Leisure Group figures include ALG resorts and do not include Hyatt Zilara and Hyatt Ziva.

Hyatt Hotels Corporation
Hotel Brand Statistics
Comparable Hotels by Brand and Chain Scale

(in constant $)	Three Months Ended March 31,
	RevPAR		Occupancy		ADR
Brand	2023	vs. 2022	2023	vs. 2022	2023	vs. 2022

Composite Luxury(a)	$192.86	47.7%	64.8%	17.7% pts	$297.59	7.3%
Grand Hyatt	$170.32	52.2%	67.2%	18.7% pts	$253.59	9.9%
Park Hyatt	$283.03	66.1%	64.7%	20.3% pts	$437.70	14.1%
Andaz	$241.76	44.4%	69.6%	20.7% pts	$347.15	1.5%
The Unbound Collection by Hyatt	$145.27	21.5%	56.7%	12.1% pts	$256.23	(4.3)%

Composite Upper-Upscale (b)	$123.46	49.8%	62.7%	16.5% pts	$196.86	10.4%
Hyatt Regency	$122.23	48.8%	62.5%	16.3% pts	$195.66	9.9%
Hyatt Centric	$143.39	52.5%	66.2%	17.6% pts	$216.59	12.1%
JdV by Hyatt	$102.37	43.9%	56.0%	12.2% pts	$182.85	12.5%

Composite Upscale(c)	$97.50	25.8%	66.9%	7.8% pts	$145.69	11.1%
Hyatt Place	$93.91	26.7%	66.4%	8.5% pts	$141.32	10.5%
Hyatt House	$108.83	23.5%	68.4%	5.6% pts	$159.07	13.4%

	Net Package RevPAR		Occupancy		Net Package ADR
	2023	vs. 2022	2023	vs. 2022	2023	vs. 2022
Composite all-inclusive (d)(e)	$290.29	33.2%	77.8%	11.6% pts	$373.15	13.3%
ALG resorts (Americas)	$286.09	29.6%	78.2%	9.7% pts	$365.90	13.5%
ALG resorts (EAME) (e)	$111.17	36.0%	74.8%	16.9% pts	$148.58	5.3%

(a) Includes Park Hyatt, Miraval, Grand Hyatt, Alila, Andaz, The Unbound Collection by Hyatt, Destination by Hyatt, and Thompson Hotels.
(b) Includes Hyatt Regency, Hyatt, Hyatt Centric, and JdV by Hyatt.
(c) Includes Hyatt Place and Hyatt House.
(d) Includes ALG resorts [Breathless Resort and Spas, Dreams Resort and Spas, Secrets Resort and Spas, Zoetry Wellness and Spa Resorts, Sunscape Resort and Spas, Alua Hotels and Resorts], Hyatt Zilara and Hyatt Ziva.
(e) Certain resorts in Europe operate under a hybrid all-inclusive model, which includes various all-inclusive package options as well as rooms-only options.

Hyatt Hotels Corporation
Fee Summary

(in millions)	Three Months Ended March 31,
	2023	2022	Change (%)

Base management fees	$91	$60	51.2%
Incentive management fees	57	40	43.2%
Franchise, license, and other fees	83	54	54.2%
Management, franchise, license, and other fees	$231	$154	50.2%

	Three Months Ended March 31,
	2023	2022	Change (%)

Management, franchise, license, and other fees	$231	$154	50.2%
Contra revenue from management agreements	(6)	(5)	(21.2)%
Contra revenue from franchise agreements	(4)	(4)	(29.2)%
Net management, franchise, license, and other fees	$221	$145	51.7%

Hyatt Hotels Corporation
Properties and Rooms by Geography

	March 31, 2023		March 31, 2022		Change
	Properties	Rooms	Properties	Rooms	Properties	Rooms
Americas
United States Managed	189	70,818	182	69,190	7	1,628
Other Americas Managed	39	10,962	38	10,814	1	148
United States Franchised	495	81,672	490	80,752	5	920
Other Americas Franchised	35	5,461	21	3,068	14	2,393
Americas Subtotal	758	168,913	731	163,824	27	5,089

ASPAC (a)
Greater China Managed	97	29,386	91	26,936	6	2,450
Other ASPAC Managed	110	29,603	98	27,476	12	2,127
Greater China Franchised	31	5,500	18	3,310	13	2,190
Other ASPAC Franchised	10	3,005	7	2,397	3	608
ASPAC Subtotal	248	67,494	214	60,119	34	7,375

EAME (a)
EAME Managed	94	22,329	91	21,758	3	571
EAME Franchised	65	11,082	25	4,541	40	6,541
EAME Subtotal	159	33,411	116	26,299	43	7,112

All-inclusive
Americas All-inclusive	72	25,422	68	24,639	4	783
EAME All-inclusive (b)	42	11,254	43	11,513	(1)	(259)
All-inclusive Subtotal	114	36,676	111	36,152	3	524

System-wide hotels total (c)	1,279	306,494	1,172	286,394	107	20,100

Vacation ownership	22	2,027	15	1,032	7	995
Residential	39	1,096	39	1,116	—	(20)
Condominium ownership	39	4,528	36	4,247	3	281

Managed Subtotal (d)	625	191,824	594	184,653	31	7,171
Franchised Subtotal (d)	654	114,670	578	101,741	76	12,929

Owned and leased
United States Owned and leased	18	9,303	23	11,229	(5)	(1,926)
Other Americas Owned and leased	5	1,555	5	1,555	—	—
EAME Owned and leased	11	2,476	10	2,376	1	100
Owned and leased Subtotal (e)	34	13,334	38	15,160	(4)	(1,826)

(a) Effective January 1, 2023, the Company has changed the strategic and operational oversight for our properties located in the Indian subcontinent. Revenues associated with these properties are now reported in the ASPAC management and franchising segment. The segment changes have been reflected retrospectively for the three months ended March 31, 2022.
(b) Certain resorts in Europe operate under a hybrid all-inclusive model, which includes various all-inclusive package options as well as rooms-only options.
(c) Figures do not include vacation ownership, residential, or condominium ownership units.
(d) Figures include all-inclusive properties.
(e) Figures do not include unconsolidated hospitality ventures.

Hyatt Hotels Corporation
Properties and Rooms by Brand

	March 31, 2023		March 31, 2022		Change
	Properties	Rooms	Properties	Rooms	Properties	Rooms
Brand
Park Hyatt	45	8,366	45	8,414	—	(48)
Miraval (a)	3	383	3	357	—	26
Grand Hyatt	61	32,313	58	31,190	3	1,123
Alila	16	1,768	15	1,681	1	87
Andaz	27	6,026	25	5,623	2	403
The Unbound Collection by Hyatt	39	6,852	29	5,785	10	1,067
Thompson Hotels	18	3,768	17	3,592	1	176
Destination by Hyatt (a)	16	3,299	17	3,614	(1)	(315)
Hyatt Regency	236	97,564	226	94,062	10	3,502
Hyatt	13	3,354	13	3,354	—	—
Hyatt Centric	56	11,532	48	10,171	8	1,361
JdV by Hyatt	58	8,997	22	3,180	36	5,817
Dream Hotels	7	1,358	—	—	7	1,358
Hyatt Place	414	60,883	403	58,193	11	2,690
Hyatt House	132	18,782	127	18,136	5	646
Caption by Hyatt	1	136	—	—	1	136
UrCove	22	3,637	12	2,090	10	1,547
Other	1	800	1	800	—	—
Subtotal	1,165	269,818	1,061	250,242	104	19,576

ALG resorts (b)(c)	104	32,794	102	32,561	2	233
Hyatt Ziva	6	2,672	6	2,672	—	—
Hyatt Zilara	4	1,210	3	919	1	291
Total All-inclusive	114	36,676	111	36,152	3	524

Total System-wide properties and rooms (d)	1,279	306,494	1,172	286,394	107	20,100

Hyatt Residence Club (e)	22		15		7

(a) Includes one Destination by Hyatt property that was rebranded and combined with a Miraval property during the nine months ended September 30, 2022.
(b) Includes four non-branded properties managed by ALG.
(c) Certain resorts in Europe operate under a hybrid all-inclusive model, which includes various all-inclusive package options as well as rooms-only options.
(d) Figures do not include vacation ownership, residential, or condominium ownership units. Includes 39 properties that Hyatt currently intends to re-brand to the respective brand at a future date.
(e) Includes eight properties that will rebrand under Hyatt Residence Club in 2023.

Hyatt Hotels Corporation
Impact of Sold Hotels to Owned and Leased Hotels Segment Adjusted EBITDA

(in millions)	Fiscal Year 2023
Adjusted EBITDA	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year to Date
Owned and leased hotels	$60				$60
Less: Contribution from sold owned and leased hotels (a)	—				—
Owned and leased hotels less contribution from sold hotels (b)	$60				$60

Pro rata share of unconsolidated hospitality ventures	$14				$14
Less: Contribution from sold unconsolidated hospitality ventures (c) (d)	—				—
Pro rata share of unconsolidated hospitality ventures less contribution from sold unconsolidated hospitality ventures (e)	$14				$14

	Fiscal Year 2022
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Owned and leased hotels	$48	$82	$51	$71	$252
Less: Contribution from sold owned and leased hotels (a)	(22)	(9)	(3)	—	(34)
Owned and leased hotels less contribution from sold hotels (b)	$26	$73	$48	$71	$218

Pro rata share of unconsolidated hospitality ventures	$6	$17	$15	$17	$55
Less: Contribution from sold unconsolidated hospitality ventures (c) (d)	—	(1)	(1)	(1)	(3)
Pro rata share of unconsolidated hospitality ventures less contribution from sold unconsolidated hospitality ventures (e)	$6	$16	$14	$16	$52

(a) Contribution from sold owned and leased hotels represents the Adjusted EBITDA contribution in each period for hotels that have since been sold and entered into long-term management or franchise agreements, and excludes fee income retained upon sale. Hotels that have been sold include Hyatt Regency Indian Wells Resort & Spa (2Q22), Grand Hyatt San Antonio River Walk (2Q22), The Driskill (2Q22), The Confidante Miami Beach (2Q22), Hyatt Regency Mainz (4Q22), and Hyatt Regency Greenwich (4Q22).
(b) Owned and leased hotels less contribution from sold hotels represents the Adjusted EBITDA contribution from all owned and leased hotels that remain in Hyatt's portfolio as of March 31, 2023.
(c) Contribution from sold unconsolidated hospitality ventures represents Hyatt's pro rata share of unconsolidated hospitality ventures' Adjusted EBITDA contribution in each period for unconsolidated hospitality ventures that have since been sold. Unconsolidated hospitality ventures that have been sold include Hyatt Regency Andares Guadalajara (2Q22), Hyatt Regency Jersey City on the Hudson (4Q22), and Hyatt Place Panama City / Downtown (1Q23).
(d) Contribution from sold unconsolidated hospitality ventures includes the pro rata share of unconsolidated hospitality ventures' Adjusted EBITDA contribution from one property for which the operating lease was terminated during the three months ended March 31, 2023.
(e) Pro rata share of unconsolidated hospitality ventures less contribution from sold unconsolidated hospitality ventures represents Hyatt's pro rata share of unconsolidated hospitality ventures' Adjusted EBITDA contribution from all unconsolidated hospitality ventures that remain in Hyatt's portfolio as of March 31, 2023.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Measure: Reconciliation of Net Income (Loss) Attributable to Hyatt Hotels Corporation to EBITDA and EBITDA to Adjusted EBITDA

(in millions)	Three Months Ended March 31,
	2023	2022	Change (%)
Net income (loss) attributable to Hyatt Hotels Corporation	$58	$(73)	179.4%
Interest expense	33	40	(16.9)%
Provision for income taxes	47	2	NM
Depreciation and amortization	98	119	(18.5)%
EBITDA	236	88	166.5%
Contra revenue	10	9	24.4%
Revenues for the reimbursement of costs incurred on behalf of managed and franchised properties	(729)	(540)	(34.9)%
Costs incurred on behalf of managed and franchised properties	749	556	34.6%
Equity (earnings) losses from unconsolidated hospitality ventures	2	9	(83.7)%
Stock-based compensation expense	32	28	15.3%
Asset impairments	2	3	(33.6)%
Other (income) loss, net	(48)	10	(612.2)%
Pro rata share of unconsolidated owned and leased hospitality ventures' Adjusted EBITDA	14	6	122.7%
Adjusted EBITDA	$268	$169	58.6%

	Three Months Ended March 31,
	2023	2022	Change (%)
NET DEFERRAL ACTIVITY
Increase in deferred revenue	$58	$49	17.5%
Increase in deferred costs	(27)	(25)	(7.6)%
Net Deferrals	$31	$24	27.4%

Increase in Net Financed Contracts	$17	$7	160.5%

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Measure: Reconciliation of Total Revenues to Adjusted Revenues

(in millions)	Three Months Ended March 31,
	2023	2022	Change (%)
Total revenues	$1,680	$1,279	31.3%
Add: Contra revenue	10	9	24.4%
Less: Revenues for the reimbursement of costs incurred on behalf of managed and franchised properties	(729)	(540)	(34.9)%
Adjusted revenues	$961	$748	28.6%

Adjusted EBITDA Margin %	27.8%	22.6%	5.2%

Adjusted EBITDA Margin % Change in Constant Currency			5.0%

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Financial Measure: Diluted Earnings (Losses) per Share and Net Income (Loss) Attributable to Hyatt Hotels Corporation, to Adjusted Diluted Earnings (Losses) per Share, and Adjusted Net Income (Loss) Attributable to Hyatt Hotels Corporation - Three Months Ended March 31, 2023 and March 31, 2022.

(in millions, except per share amounts)	Location on Condensed Consolidated Statements of Income (Loss)	Three Months Ended March 31,
		2023	2022
Net income (loss) attributable to Hyatt Hotels Corporation		$58	$(73)
Diluted earnings (losses) per share		$0.53	$(0.67)
Special items
Unrealized (gains) losses (a)	Other income (loss), net	(43)	10
Fund deficits (b)	Revenues for the reimbursement of costs incurred and costs incurred on behalf of managed and franchised properties; other income (loss), net	11	13
Transaction costs (c)	Other income (loss), net	7	1
Utilization of Avendra and other proceeds (d)	Costs incurred on behalf of managed and franchised properties; depreciation and amortization	4	3
Asset impairments	Asset impairments	2	3
Other	Other income (loss), net	1	5
Special items - pre-tax		(18)	35
Income tax benefit for special items	Provision for income taxes	5	2
Total special items - after-tax		$(13)	$37
Special items impact per diluted share		$(0.12)	$0.34
Adjusted net income (loss) attributable to Hyatt Hotels Corporation		$45	$(36)
Adjusted diluted earnings (losses) per share		$0.41	$(0.33)

(a) Unrealized (gains) losses - During the three months ended March 31, 2023 (Q1 2023) and the three months ended March 31, 2022 (Q1 2022), we recognized unrealized gains and losses, respectively, due to the change in fair value of our marketable securities.
(b) Fund deficits - During Q1 2023 and Q1 2022, we recognized net deficits, which we intend to recover in future periods, on certain funds due to the timing of revenue and expense recognition.
(c) Transaction costs - During Q1 2023, we recognized $7 million of transaction costs related to the acquisition of Dream Hotel Group.
(d) Utilization of Avendra and other proceeds - During Q1 2023 and Q1 2022, we recognized expenses related to the partial utilization of the Avendra LLC sale proceeds for the benefit of our hotels. The gain recognized in conjunction with the sale of Avendra LLC was included as a special item during the year ended December 31, 2017.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Measure: SG&A Expenses to Adjusted SG&A Expenses
Results of operations as presented on the condensed consolidated statements of income (loss) include expenses recognized with respect to deferred compensation plans funded through rabbi trusts. Certain of these expenses are recognized in SG&A expenses and are completely offset by the corresponding net gains (losses) and interest income from marketable securities held to fund rabbi trusts, thus having no net impact to our earnings (losses). SG&A expenses also include expenses related to stock-based compensation. Below is a reconciliation of this measure excluding the impact of our rabbi trust investments and stock-based compensation expense.

(in millions)	Three Months Ended March 31,
	2023	2022	Change (%)
SG&A expenses	$161	$111	45.1%
Less: rabbi trust impact	(16)	28	(160.1)%
Less: stock-based compensation expense	(31)	(28)	(9.9)%
Adjusted SG&A expenses	$114	$111	2.9%

The table below provides a segment breakdown for Adjusted SG&A expenses.

	Three Months Ended March 31,
	2023	2022	Change (%)
Americas management and franchising	$18	$15	21.9%
ASPAC management and franchising (a)	13	10	36.1%
EAME management and franchising (a)	7	9	(23.5)%
Owned and leased hotels	4	2	60.3%
Apple Leisure Group	29	33	(13.8)%
Corporate and other	43	42	4.9%
Adjusted SG&A expenses	$114	$111	2.9%

(a) Effective January 1, 2023, the Company has changed the strategic and operational oversight for our properties located in the Indian subcontinent. Revenues associated with these properties are now reported in the ASPAC management and franchising segment. The segment changes have been reflected retrospectively for the three months ended March 31, 2022.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Financial Measure: Guidance: SG&A Expenses to Adjusted SG&A Expenses
No additional disposition or acquisition activity beyond what has been completed as of the date of this release has been included in the forecast. The Company's outlook is based on a number of assumptions that are subject to change and many of which are outside the control of the Company. If actual results vary from these assumptions, the Company's expectations may change. There can be no assurance that the Company will achieve these results. Results of operations as presented on the condensed consolidated statements of income (loss) include expenses recognized with respect to deferred compensation plans funded through rabbi trusts. Certain of these expenses are recognized in SG&A expenses and are completely offset by the corresponding net gains (losses) and interest income from marketable securities held to fund rabbi trusts, thus having no net impact to our earnings (losses). SG&A expenses also include expenses related to stock-based compensation. Below is a reconciliation of this forecasted measure excluding the impact of our rabbi trust investments and forecasted stock-based compensation expense.

(in millions)	Year Ended December 31, 2023 Forecast Range
	Low Case	High Case
SG&A expenses	$546	$556
Less: rabbi trust impact (a)	—	—
Less: stock-based compensation expense	(66)	(66)
Adjusted SG&A expenses	$480	$490

(a) Impact of rabbi trust is not forecasted for the year ended December 31, 2023 as performance of underlying invested assets is not estimable.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Measure: Comparable Owned and Leased Hotels Operating Margin to Owned and Leased Hotels Operating Margin
Below is a reconciliation of consolidated owned and leased hotels revenues and expenses, as used in calculating comparable owned and leased hotels operating margin percentages. Results of operations as presented on the condensed consolidated statements of income (loss) include expenses recognized with respect to deferred compensation plans funded through rabbi trusts. Certain of these expenses are recognized in owned and leased hotels expenses and are completely offset by the corresponding net gains (losses) and interest income from marketable securities held to fund rabbi trusts, thus having no net impact to our earnings (losses). Below is a reconciliation of the margins excluding the impact of our rabbi trusts and excluding the impact of non-comparable hotels.

(in millions)	Three Months Ended March 31,
	2023	2022	Change (%)
REVENUES
Comparable owned and leased hotels	$310	$209	48.9%
Non-comparable owned and leased hotels	4	62	(93.7)%
Owned and leased hotels revenues	$314	$271	16.0%

EXPENSES
Comparable owned and leased hotels	$230	$173	32.8%
Non-comparable owned and leased hotels	8	40	(80.0)%
Rabbi trust impact	2	(3)	149.2%
Owned and leased hotels expenses	$240	$210	14.3%

Owned and leased hotels operating margin percentage	23.7%	22.6%	1.1%

Comparable owned and leased hotels operating margin percentage	25.9%	16.9%	9.0%

Hyatt Hotels Corporation
Apple Leisure Group Segment Statistics

(in millions)	Three Months Ended March 31,
	2023	2022	Change (%)

ALG Adjusted revenues
Net management, franchise, license, and other fees	$39	$30	31.1%
Other revenues	41	34	23.1%
Distribution and destination management revenues	328	246	33.1%
ALG Adjusted revenues	$408	$310	31.8%

Owned and leased hotels expenses	$3	$2	22.5%
Other direct costs	$40	$25	71.3%
Distribution and destination management expenses	$258	$194	33.3%
Adjusted SG&A	$29	$33	(13.8)%

ALG Adjusted EBITDA	$79	$56	39.9%

NET DEFERRAL ACTIVITY
Increase in deferred revenue	$58	$49	17.5%
Increase in deferred costs	(27)	(25)	(7.6)%
Net Deferrals	$31	$24	27.4%

Increase in Net Financed Contracts	$17	$7	160.5%

	Three Months Ended March 31,
	2023	2022	Change (%)

OPERATIONAL METRICS
ALG Net Package RevPAR (a)	$261.08	$202.08	29.2%
ALG Net Package RevPAR (Americas) (a)	$286.09	$220.74	29.6%
ALG Net Package RevPAR (EAME) (a)(b)	$111.17	$81.77	36.0%

Unlimited Vacation Club Signed Contracts	8,791	7,805	12.6%
Departures	689,178	579,100	19.0%
(a) Metrics represent comparable properties.
(b) Certain resorts in Europe operate under a hybrid all-inclusive model, which includes various all-inclusive package options as well as rooms-only options.

Net Deferrals represent cash received in the period for both new membership down payments and monthly installment payments on financed contracts, less cash paid for costs incurred to sell new contracts, net of revenues and expenses recognized on our condensed consolidated statements of income (loss) during the period.
Net Financed Contracts represent contractual future cash flows due to the Company over an average term of less than 4 years, less expenses that will be incurred to fulfill the contract, net of monthly cash installment payments received during the period. At March 31, 2023, the Net Financed Contract balance not recorded on our condensed consolidated balance sheet was $203 million.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Financial Measures: Reconciliation of Net Income (Loss) Attributable to ALG Segment to Segment EBITDA and Segment EBITDA to Segment Adjusted EBITDA; Reconciliation of ALG Segment Total Revenues to Segment Adjusted Revenues; and ALG Segment SG&A Expenses to Segment Adjusted SG&A Expenses

(in millions)	Three Months Ended March 31,
	2023	2022	Change (%)
Net income (loss) attributable to ALG Segment	$14	$(9)	249.6%
Provision for income taxes (a)	18	3	470.9%
Depreciation and amortization	40	55	(28.8)%
ALG Segment EBITDA	72	49	45.7%
Revenues for the reimbursement of costs incurred on behalf of managed and franchised properties	(32)	(29)	(8.8)%
Costs incurred on behalf of managed and franchised properties	31	29	5.2%
Stock-based compensation expense	4	4	8.6%
Asset impairments	2	2	(20.2)%
Other (income) loss, net	2	1	113.9%
ALG Segment Adjusted EBITDA	$79	$56	39.9%
(a) Provision for income taxes recognized on the ALG segment is not inclusive of all tax impacts related to the ALG segment as a portion is recorded at the consolidated level in interim periods.

(in millions)	Three Months Ended March 31,
	2023	2022	Change (%)
NET DEFERRAL ACTIVITY
Increase in deferred revenue	$58	$49	17.5%
Increase in deferred costs	(27)	(25)	(7.6)%
Net Deferrals	$31	$24	27.4%

Increase in Net Financed Contracts	$17	$7	160.5%

The table below provides a breakdown for ALG Segment Adjusted revenues.

(in millions)	Three Months Ended March 31,
	2023	2022	Change (%)
ALG Segment Total revenues	$440	$339	29.7%
Less: Revenues for the reimbursement of costs incurred on behalf of managed and franchised properties	(32)	(29)	(8.8)%
ALG Segment Adjusted revenues	$408	$310	31.8%
The table below provides a breakdown for ALG Segment Adjusted SG&A expenses.

(in millions)	Three Months Ended March 31,
	2023	2022	Change (%)
ALG Segment SG&A expenses	$32	$37	(15.7)%
Less: stock-based compensation expense	(3)	(4)	33.0%
ALG Segment Adjusted SG&A expenses	$29	$33	(13.8)%

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Measure: Reconciliation of Unlimited Vacation Club Net Deferrals

(in millions)	Three Months Ended March 31,
	2023	2022	Change (%)
Sales of membership club contracts deferrals	$109	$88	22.3%
Membership club revenue recognized	(51)	(39)	(28.3)%
Increase in deferred revenue from membership club contract sales	58	49	17.5%
Costs of memberships club contracts deferrals	(35)	(27)	(32.6)%
Membership club costs recognized	8	2	407.2%
Increase in deferred costs from membership club contract costs	(27)	(25)	(7.6)%
Net Deferrals	$31	$24	27.4%

Increase in Net Financed Contracts	$17	$7	160.5%

Definitions
Adjusted Earnings Before Interest Expense, Taxes, Depreciation, and Amortization (Adjusted EBITDA) and EBITDA
We use the terms Adjusted EBITDA and EBITDA throughout this earnings release. Adjusted EBITDA and EBITDA, as we define them, are non-GAAP measures. We define consolidated Adjusted EBITDA as net income (loss) attributable to Hyatt Hotels Corporation plus our pro rata share of unconsolidated owned and leased hospitality ventures' Adjusted EBITDA based on our ownership percentage of each owned and leased venture, adjusted to exclude the following items:
•interest expense;
•benefit (provision) for income taxes;
•depreciation and amortization;
•amortization of management and franchise agreement assets and performance cure payments, which constitute payments to customers (Contra revenue);
•revenues for the reimbursement of costs incurred on behalf of managed and franchised properties;
•costs incurred on behalf of managed and franchised properties that we intend to recover over the long term;
•equity earnings (losses) from unconsolidated hospitality ventures;
•stock-based compensation expense;
•gains (losses) on sales of real estate and other;
•asset impairments; and
•other income (loss), net.
We calculate consolidated Adjusted EBITDA by adding the Adjusted EBITDA of each of our reportable segments and eliminations to corporate and other Adjusted EBITDA.
Our board of directors and executive management team focus on Adjusted EBITDA as one of the key performance and compensation measures both on a segment and on a consolidated basis. Adjusted EBITDA assists us in comparing our performance over various reporting periods on a consistent basis because it removes from our operating results the impact of items that do not reflect our core operations both on a segment and on a consolidated basis. Our President and Chief Executive Officer, who is our chief operating decision maker, also evaluates the performance of each of our reportable segments and determines how to allocate resources to those segments, in part, by assessing the Adjusted EBITDA of each segment. In addition, the compensation committee of our board of directors determines the annual variable compensation for certain members of our management based in part on consolidated Adjusted EBITDA, segment Adjusted EBITDA, or some combination of both.
We believe Adjusted EBITDA is useful to investors because it provides investors with the same information that we use internally for purposes of assessing our operating performance and making compensation decisions and facilitates our comparison of results with results from other companies within our industry.
Adjusted EBITDA excludes certain items that can vary widely across different industries and among companies within the same industry, including interest expense and benefit (provision) for income taxes, which are dependent on company specifics, including capital structure, credit ratings, tax policies, and jurisdictions in which they operate; depreciation and amortization, which are dependent on company policies including how the assets are utilized as well as the lives assigned to the assets; Contra revenue, which is dependent on company policies and strategic decisions regarding payments to hotel owners; and stock-based compensation expense, which varies among companies as a result of different compensation plans companies have adopted. We exclude revenues for the reimbursement of costs and costs incurred on behalf of managed and franchised properties which relate to the reimbursement of payroll costs and for system-wide services and programs that we operate for the benefit of our hotel owners as contractually we do not provide services or operate the related programs to generate a profit over the terms of the respective contracts. Over the long term, these programs and services are not designed to impact our economics, either positively or negatively. Therefore, we exclude the net impact when evaluating period-over-period changes in our operating results. Adjusted EBITDA includes costs incurred on behalf of our managed and franchised properties related to system-wide services and programs that we do not intend to recover from hotel owners. Finally, we exclude other items that are not core to our operations, such as asset impairments and unrealized and realized gains and losses on marketable securities.
Adjusted EBITDA and EBITDA are not substitutes for net income (loss) attributable to Hyatt Hotels Corporation, net income (loss), or any other measure prescribed by GAAP. There are limitations to using non-GAAP measures such as Adjusted EBITDA and EBITDA. Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, other companies in our industry may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. Because of these limitations, Adjusted EBITDA should not be considered as a measure of the income (loss) generated by our business. Our management compensates for these limitations by referencing our GAAP results and using Adjusted EBITDA supplementally.
Adjusted EBITDA Margin
We define Adjusted EBITDA margin as Adjusted EBITDA divided by total revenues excluding Contra revenue and revenues for the reimbursement of costs incurred on behalf of managed and franchised properties (Adjusted revenues). We believe Adjusted EBITDA margin is useful to investors because it provides investors the same information that the Company uses internally for purposes of assessing operating performance.
Adjusted Net Income (Loss) and Adjusted Diluted Earnings (Losses) per Share (EPS)
Adjusted net income (loss) and Adjusted Diluted EPS, as we define them, are non-GAAP measures. We define Adjusted net income (loss) as net income (loss) attributable to Hyatt Hotels Corporation excluding special items, which are those items deemed not to be reflective of ongoing operations. We define Adjusted Diluted EPS as Adjusted net income (loss) per diluted share. We consider Adjusted net income (loss) and Adjusted Diluted EPS to be an indicator of operating performance because excluding special items allows for period-over-period comparisons of our ongoing operations.
Adjusted net income (loss) and Adjusted Diluted EPS are not a substitute for net income (loss) attributable to Hyatt Hotels Corporation, net income (loss), diluted earnings (losses) per share, or any other measure prescribed by GAAP. There are limitations to using non-GAAP measures such as Adjusted net income (loss) and Adjusted Diluted EPS. Although we believe that Adjusted net income (loss) and Adjusted Diluted EPS can make an evaluation of our operating performance more consistent because they remove special items that are deemed not to be reflective of ongoing operations, other companies in our industry may define Adjusted net income (loss) and Adjusted Diluted EPS differently than we do. As a result, it may be difficult to use Adjusted net income (loss) or Adjusted Diluted EPS or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. Because of these limitations, Adjusted net income (loss) and Adjusted Diluted EPS should not be considered as measures of the income (loss) and earnings (losses) per share generated by our business. Our management compensates for these limitations by reference to its GAAP results and using Adjusted net income (loss) and Adjusted Diluted EPS supplementally.
Adjusted Selling, General, and Administrative (SG&A) Expenses
Adjusted SG&A expenses, as we define it, is a non-GAAP measure. Adjusted SG&A expenses exclude the impact of deferred compensation plans funded through rabbi trusts and stock-based compensation expense. Adjusted SG&A expenses assist us in comparing our performance over various reporting periods on a consistent basis because it removes from our operating results the impact of items that do not reflect our core operations, both on a segment and consolidated basis.
Comparable Owned and Leased Hotels Operating Margin
We define comparable owned and leased hotels operating margin as the difference between comparable owned and leased hotels revenues and comparable owned and leased hotels expenses. Comparable owned and leased hotels revenues is calculated by removing non-comparable hotels revenues from owned and leased hotels revenues as reported in our condensed consolidated statements of income (loss). Comparable owned and leased hotels expenses is calculated by removing both non-comparable owned and leased hotels expenses and the impact of expenses funded through rabbi trusts from owned and leased hotels expenses as reported in our condensed consolidated statements of income (loss). We believe comparable owned and leased hotels operating margin is useful to investors because it provides investors the same information that the Company uses internally for purposes of assessing operating performance.

Comparable Hotels
"Comparable system-wide hotels" represents all properties we manage or franchise, including owned and leased properties, that are operated for the entirety of the periods being compared and that have not sustained substantial damage, business interruption, or undergone large scale renovations during the periods being compared, or Comparable system-wide hotels also exclude properties for which comparable results are not available. We may use variations of comparable system-wide hotels to specifically refer to comparable system-wide Americas hotels, including our wellness resorts, or our all-inclusive resorts, for those properties that we manage or franchise within the Americas management and franchising segment, comparable system-wide ASPAC hotels for those properties we manage or franchise within the ASPAC management and franchising segment, comparable system-wide EAME hotels for those properties that we manage or franchise within the EAME management and franchising segment, or comparable system-wide ALG all-inclusive resorts for those properties that we manage within the Apple Leisure Group segment. "Comparable owned and leased hotels" represents all properties we own or lease that are operated and consolidated for the entirety of the periods being compared and have not sustained substantial damage, business interruption, or undergone large-scale renovations during the periods being compared, Comparable owned and leased hotels also excludes properties for which comparable results are not available. Comparable system-wide hotels and comparable owned and leased hotels are commonly used as a basis of measurement in our industry. "Non-comparable system-wide hotels" or "non-comparable owned and leased hotels" represent all hotels that do not meet the respective definition of "comparable" as defined above.
Constant Dollar Currency
We report the results of our operations both on an as-reported basis, as well as on a constant dollar basis. Constant dollar currency, which is a non-GAAP measure, excludes the effects of movements in foreign currency exchange rates between comparative periods. We believe constant dollar analysis provides valuable information regarding our results as it removes currency fluctuations from our operating results. We calculate constant dollar currency by restating prior-period local currency financial results at the current period's exchange rates. These restated amounts are then compared to our current period reported amounts to provide operationally driven variances in our results.
Average Daily Rate (ADR)
ADR represents hotel room revenues, divided by the total number of rooms sold in a given period. ADR measures the average room price attained by a hotel and ADR trends provide useful information concerning the pricing environment and the nature of the customer base of a hotel or group of hotels. ADR is a commonly used performance measure in our industry, and we use ADR to assess the pricing levels that we are able to generate by customer group, as changes in rates have a different effect on overall revenues and incremental profitability than changes in occupancy, as described below.
Occupancy
Occupancy represents the total number of rooms sold divided by the total number of rooms available at a hotel or group of hotels. Occupancy measures the utilization of a hotel's available capacity. We use occupancy to gauge demand at a specific hotel or group of hotels in a given period. Occupancy levels also help us determine achievable ADR levels as demand for hotel rooms increases or decreases.
Revenue per Available Room (RevPAR)
RevPAR is the product of the average daily rate and the average daily occupancy percentage. RevPAR does not include non-room revenues, which consist of ancillary revenues generated by a hotel property, such as food and beverage, parking, and other guest service revenues. Our management uses RevPAR to identify trend information with respect to room revenues from comparable properties and to evaluate hotel performance on a regional and segment basis. RevPAR is a commonly used performance measure in our industry.
RevPAR changes that are driven predominantly by changes in occupancy have different implications for overall revenue levels and incremental profitability than do changes that are driven predominantly by changes in average room rates. For example, increases in occupancy at a hotel would lead to increases in room revenues and additional variable operating costs, including housekeeping services, utilities, and room amenity costs, and could also result in increased ancillary revenues, including food and beverage. In contrast, changes in average room rates typically have a greater impact on margins and profitability as average room rate changes result in minimal impacts to variable operating costs.

Net Package ADR
Net Package ADR represents net package revenues, divided by the total number of rooms sold in a given period. Net Package ADR measures the average room price attained by a hotel, and Net Package ADR trends provide useful information concerning the pricing environment and the nature of the customer base of a hotel or group of hotels. Net Package ADR is a commonly used performance measure in our industry, and we use Net Package ADR to assess the pricing levels that we are able to generate by customer group, as changes in rates have a different effect on overall revenues and incremental profitability than changes in occupancy, as described above.
Net Package RevPAR
Net Package RevPAR is the product of the net package ADR and the average daily occupancy percentage. Net Package RevPAR generally includes revenue derived from the sale of package revenue comprised of rooms revenue, food and beverage, and entertainment, net of compulsory tips paid to employees. Our management uses Net Package RevPAR to identify trend information with respect to room revenues from comparable properties and to evaluate hotel performance on a regional and segment basis. Net Package RevPAR is a commonly used performance measure in our industry.
Net Financed Contracts
Net Financed Contracts represent Unlimited Vacation Club contracts signed during the period for which an initial cash down payment has been received and the remaining balance is contractually due in monthly installments over an average term of less than 4 years. The Net Financed Contract balance is calculated as the unpaid portion of membership contracts reduced by expenses related to fulfilling the membership program contracts and further reduced by an allowance for future estimated uncollectible installments. Net Financed Contract balances are not reported on our condensed consolidated balance sheets as our right to collect future installments is conditional on our ability to provide continuous access to member benefits at ALG resorts over the contract term, and the associated expenses to fulfill the membership contracts become liabilities of the Company only after the installments are collected. We believe Net Financed Contracts is useful to investors as it represents an estimate of future cash flows due in accordance with contracts signed in the current period. At March 31, 2023, the Net Financed Contract balance not recorded on our condensed consolidated balance sheet was $203 million.
Net Deferrals
Net Deferrals represent the change in contract liabilities associated with the Unlimited Vacation Club membership contracts less the change in deferred cost assets associated with the contracts. The contract liabilities and deferred cost assets are recognized as revenue and expense, respectively, on our condensed consolidated statements of income (loss) over the customer life, which ranges from 3 to 25 years.